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                                                                    EXHIBIT 99.1


[NETMANAGE LOGO]                                                    NEWS RELEASE

CONTACTS:
Michael Peckham
NetManage, Inc.
408/973-7171
invest.rel@netmanage.com


                     NETMANAGE ANNOUNCES LETTER FROM NASDAQ

CUPERTINO, CA (June 26, 2002) - NetManage, Inc., (Nasdaq:NETM), experts in host access and integration solutions, announced that it received a Nasdaq staff determination letter dated June 20, 2002 indicating that the Company has not met the minimum bid price requirement for continued listing, as set forth in Marketplace Rule 4450(a)(5), and that the Company's common stock is therefore subject to delisting from the Nasdaq National Market.

The Company has appealed this determination by requesting a hearing before a Nasdaq listing qualifications panel. During the hearing, NetManage will present a comprehensive plan to address the pending delisting action. The hearing has been scheduled for August 1, 2002. The Company has been advised that Nasdaq will not take any action to delist its stock pending the conclusion of that hearing.

In anticipation of the Nasdaq listing qualifications hearing, the Company's Board of Directors has approved a reverse stock split of the Company's common stock. The reverse stock split is subject to stockholder approval and will assist the Company in meeting the Nasdaq minimum bid requirement of $1.00 per share. Even if a split is approved by the Company's stockholders, it is the Company's Board of Directors that decides whether a split is actually effected, as well as the timing and magnitude of the split.

"We believe it is in the best interests of the stockholders and the Company to remain listed on a national market such as Nasdaq", said Zvi Alon, Chairman, president and CEO of NetManage. Mr. Alon went on to say, "We are strong financially with over $30 million in cash and no debt and we have made significant progress in executing our business plan even under the current poor economic conditions."

It is entirely up to the Nasdaq National Market to accept or deny the Company's appeal and there are no guarantees that the appeal will lead to a continued Nasdaq listing.

Additional information about NetManage, Inc. is available at the company's web site, www.NetManage.com.


ABOUT NETMANAGE

Founded in 1990, NetManage, Inc. (Nasdaq:NETM - News), experts in host access and integration solutions, provides software and consulting services to extend and maximize a company's investment in existing legacy systems and applications. NetManage offers a full range of host access and host integration software and services for mid-size and Global 2000 enterprises. NetManage has more than 30,000 customers including 480 of the Fortune 500. NetManage sells and services its products worldwide through its direct sales force, international subsidiaries, and authorized channel partners. NetManage is headquartered in Cupertino and has offices worldwide. For more information, visit www.netmanage.com.

(C) 2002 NetManage, Inc., its subsidiaries, and its affiliates. All rights reserved.

NetManage, the NetManage logo, the lizard-in-the-box logo, RUMBA, ONESTEP, ViewNow, SupportNow, and OnWeb are either trademarks or registered trademarks of NetManage, Inc., its subsidiaries, and affiliates in the United States and/or other countries. All other trademarks are the property of their respective owners.

This press release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties, including statements regarding improvement in the Company's competitive position, improvement in financial results and business pipeline, the Company's positioning in the eBusiness market, and the progress and benefits of the Company's execution on its business plan. The Company's actual results could differ materially from the results discussed in the forward-looking statements. The factors that could cause or contribute to such differences include, among others, that the markets for the Company's products could grow more slowly than the Company or market analysts believe that current worldwide economic downturn could continue or worsen, that the Company is unable to position itself to take advantage of growth in the eBusiness market, that the Company is unable to integrate or take advantage of its acquisitions successfully, or that the Company will not be able to take advantage of growth in the Company's target markets. In addition, there is no assurance that the Company will not suffer increased competitive pressures; and that corporate buying decisions will not be influenced by the actions of the Company's competitors or other market factors; or that the Company will continue to progress in the execution of its business plan. Additional information on these and other risk factors that could affect the Company's financial results is included in the Company's Annual Report on Form 10-K, Forms 10-Q, Forms 8-K and other documents filed with the Securities and Exchange Commission.